Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

June 28, 2016

Quarterly Distribution Report No. 206

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on June 15, 2016.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the first quarter of 2016 (the “Q1 Distribution Period”).

The Trust received $243,070 ($.8753 per Trust Unit) for the Q1 Distribution Period (the “Q1 Payment”), as compared to $175,782 ($.6330 per Trust Unit) for the payment attributable to the first quarter of 2015.

After receiving the Q1 Payment, the Trust paid $95,397 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $147,673 ($.5318 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on June 15, 2016.

During the twelve month period ended June 30, 2016, the Trust’s aggregate distributions will amount to $789,002 ($2.8411 per Trust Unit), as compared to $389,137 ($1.4012 per Trust Unit) during the twelve month period ended June 30, 2015.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended June 30, 2016 and June 30, 2015 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended June 30, 2016		Per Unit*

Gross royalty income collected by EMI for the period	$1,102,491

Less: Related royalty expense	475,928
Amount deducted by EMI	346,185
Adjustment for copyright renewals, etc.	37,308

	859,421

Balance as reported by EMI	$243,070

Payments received by Trust	$243,070		$.8753
Refund of over deduction of gross royalty income for prior quarters by EMI	-0-
Funds held for payment of expenses	-0-

Total	243,070		.8753
Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	95,397		.3435

Balance available for distribution	$147,673		$.5318

Distribution per Unit*		$.5318

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended June 30, 2015		Per Unit*	Twelve Months Ended June 30, 2016		Per Unit	Twelve Months Ended June 30, 2015		Per Unit

$1,475,852			$3,215,921			$3,621,979

783,522			1,392,283			1,745,277
516,548			942,688			1,154,042
—			63,624			—

1,300,070			2,398,595			2,899,319

$175,782			$817,326			$722,660

$175,782		$.6330	$817,326		$2.9431	$722,660		$2.6022

—			203,706		.7335	—
—			—		—	132,146		.4758

			1,021,032		$3.6766	854,806		3.0780

88,240		.3177	232,030		.8355	465,669		1.6768

$87,542		$.3153	$789,002		$2.8411	$389,137		$1.4012

	$.3153			$2.8411			$1.4012